EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of RCM Technologies, Inc. (the “Company”) on Form S‐8 (Nos. 333-269026, 333-261767, 333-251516, 333-222151, 333-200826, 333-165482 and 333-145904), and on Form S-3 (No. 333-278376) of our reports dated March 13, 2025, relating to the consolidated financial statements of RCM Technologies, Inc. as of and for the years ended December 28, 2024 and December 30, 2023, and the effectiveness of internal control over financial reporting of RCM Technologies, Inc. as of December 28, 2024, included in this Annual Report on Form 10-K for the year ended December 28, 2024.

/s/ WithumSmith+Brown, PC

Red Bank, New Jersey
March 13, 2025